Exhibit 3.1

CERTIFICATE ELIMINATING

REFERENCE TO A SERIES

OF SHARES OF STOCK FROM THE

CERTIFICATE OF INCORPORATION

OF

ROPER INDUSTRIES, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “Company”) is Roper Industries, Inc.

2. The designation of the series of shares of stock of the corporation to which this certificate relates is the Series A Preferred Stock, $ .01 par value per share.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of this Series A Preferred Stock are set forth in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock that was filed with the Secretary of State of the State of Delaware on January 10, 1996.

4. The Board of Directors of the corporation has adopted the following resolution:

WHEREAS, as a result of the expiration of the Rights Plan, no shares of Series A Preferred Stock are outstanding, and none will be issued pursuant to the Certificate of Designation, Preferences and Rights of Series A Preferred Stock, previously filed with the Secretary of State of the State of Delaware on January 10, 1996.

* * * * *

FURTHER RESOLVED, that the proper officers of the Company be and hereby are authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Certificate of Incorporation of the Company all reference to the Series A Preferred Stock, and returning such shares to the status of Preferred stock, $0.01 par value per share; and be it

5. The effective time of this certificate shall be November 16, 2006.

Dated November 16, 2006

/s/ David B. Liner
Name:	David B. Liner
Title:	Vice President, General Counsel and Secretary